Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of January 18, 2013 (the “Effective Date”) by and between ViewRay Incorporated (the “Company”) and Chris Raanes (the “Executive”).

WHEREAS, the Company desires to procure the services of Executive, and Executive is willing to be employed by the Company, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the following terms and conditions:

1. Employment. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive accepts employment. The Executive’s employment with the Company is effective as soon as practicable, but no later than February 4, 2013 (the “Executive Start Date”).

2. Employment at Will. The Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time and for any or for no reason. Nothing in this Agreement or the Related Agreement (as hereinafter defined) shall be construed to alter the at-will nature of the Executive’s employment, nor shall anything in this Agreement or the Related Agreement be construed as providing the Executive with a definite term of employment.

3. Position. During the Executive’s employment with Company, the Executive shall serve as President and Chief Executive Officer. The Executive shall perform those duties generally required of persons in the position of President and Chief Executive Officer, including but not limited to, direct oversight of the day to day management of the Company’s facilities, personnel, finances, research and development, business development, marketing and sales and other related functions, as well as such other duties, not inconsistent with this Agreement, the Bylaws of the Company as the same may be amended or amended and restated from time to time, or the Amended and Restated Certificate of Incorporation of the Company as the same may be amended or amended and restated from time to time (the “Certificate of Incorporation”), as the Company’s Board of Directors (the “Board”) may from time to time direct (the “Executive Duties”). The Executive shall be subject to the authority of the Board and shall report and be responsible to the Board.

4. Scope of Services. The Executive agrees to devote his full business time and attention, skills and best efforts to the performance of the Executive Duties and shall not, during his employment by the Company, without the prior written approval of the Board, be employed by or otherwise engaged in any other business activity requiring any of the Executive’s time, except as expressly set forth on Exhibit A attached hereto. The Executive shall not be required to relocate his primary residence or his family to the greater Cleveland, Ohio area. The parties agree that a significant portion (but no required minimum) of the Executive’s work as President and Chief Executive Officer of the Company is expected to be performed out of the Company’s office in Oakwood Village, Ohio (or such other location in the greater Cleveland, Ohio area as the Company may from time to time utilize as its principal offices). The parties also agree, however, that the Executive may perform a significant portion of his work from a remote (or home) office; provided, that such remote (or home) working arrangement does not adversely affect the Executive’s ability to perform the Executive Duties (as reasonably determined by the Board, without the vote of the Executive if the Executive is a member of the Board at such time). Whether the Company’s principal offices will change locations is one of the decisions the Executive will be expected to drive, and the Board looks forward to the discussion on the relocation of part or all of the Company. The Company understands that the relocation of the Company to Silicon Valley, while not guaranteed, is the likely outcome of the strategic review the Executive will undertake.

5. Salary, Compensation and Benefits.

5.1 Base Salary. The Company agrees to pay, and the Executive agrees to accept, as the Executive’s salary for all services to be rendered by the Executive hereunder, a salary at an annual rate of $415,000 (“Base Salary”), payable in accordance with the Company’s standard payroll practices. The Base Salary is subject to annual increases in the sole discretion of the Board.

5.2 Bonuses.

5.2.1 Performance Bonus. For each calendar year during which the Executive is employed by the Company, the Executive will be eligible (but not entitled) to receive, upon achievement of both individual and Company goals for such calendar year, a target performance bonus of 50% of Base Salary for that calendar year (the “Performance Bonus”). The individual and Company goals will be established at the beginning of the year, through good faith collaboration between the Executive and the Board. Any Performance Bonus will be paid on or before such date or dates as may from time to time be established by the Board. For the calendar year 2013, the Performance Bonus, if any, will be pro-rated based on the Executive Start Date.

5.2.2 Signing Bonus. As additional consideration for the Executive’s agreement to accept employment with the Company, and contingent upon: (i) the execution and delivery of the Related Agreement by the Executive, and (ii) the Executive commencing his employment as President and Chief Executive Officer under this Agreement on the Executive Start Date, the Company shall pay to the Executive a signing bonus in an amount equal to Fifty Thousand dollars ($50,000) (the “Signing Bonus”). The signing bonus will be paid in two installments: (1) Fifty percent of the bonus will be paid on the Executive Start Date, and (2) the remaining fifty percent will be paid on the six-month anniversary of the Executive Start Date, provided the Executive is employed on such date. The signing bonus will be recoverable by the Company on a pro-rata basis if the Executive voluntarily terminates his employment prior to the first anniversary of the Executive Start Date.

5.3 Incentives, Savings and Retirement Plans. During the Executive’s employment with the Company, the Executive shall also be entitled to participate in all incentive stock option, savings, and retirement plans, policies and programs made available by the Company to executive-level employees generally (“Plans”). Such Plans shall be subject to change from time to time as deemed appropriate and necessary by the Company. In addition, as soon as reasonably practicable after the Executive Start Date and subject to the approval of the Board, the Executive shall be entitled to a stock option grant (the “Option”) to purchase such number of shares of the Company’s common stock that represent 5.0% of the issued and outstanding shares of the Company as of January 18, 2013 (calculated on an as-converted-to-common stock basis). The Option will be exercisable at a price per share equal to the fair market value per share of the Company’s Common Stock on the date of the grant. One quarter of the shares underlying the Option will vest on the twelve (12) month anniversary of the Executive Start Date, with 1/48th of the total number of remaining shares vesting on the first day of each month thereafter.

5.4 Carve-Out Plan. The Company will implement a change in control carve-out plan (the “Carve-Out Plan”) that will provide the Executive with minimum levels of compensation at various transaction price levels as indicated in the spreadsheet attached hereto as Exhibit B. Notwithstanding the foregoing, the Executive will remain vested and be eligible to participate (to the extent vested on the termination date) in the Carve-Out Plan only if and for so long as he is employed at the time of, or within six months prior to, the closing of a Change in Control, unless Executive’s employment is terminated for Cause by the Company.

5.5 Fringe Benefits. During the Executive’s employment with the Company, the Executive shall be entitled to participate in such group medical, travel and accident, short and long-term disability and term life insurance benefits, if any, as the Company shall make generally available from time to time to executive-level employees. Such benefits shall be subject to change from time to time as deemed appropriate and necessary by the Company. If the Company’s group medical plan does not allow the Executive to continue to receive medical care from the same doctors that provided medical care to the Executive under the health insurance plan provided to the Executive by his prior employer, then the Company agrees to cooperate with the Executive to provide an alternative health insurance plan to the Executive that will allow the Executive to continue to receive medical care from such doctors (the “Alternative Plan”), as soon as reasonably practicable after the Executive Start Date; provided, however, that (i) the cost to the Company of the Alternative Plan is reasonable and (ii) the Executive shall be solely responsible for determining that the Executive can continue to receive medical care from such doctors under the Alternative Plan prior to its implementation by the Company.

5.6 Reimbursement.

5.6.1 General. During the Executive’s employment with the Company, the Company shall reimburse the Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by the Executive relating to the business or affairs of the Company or the performance of the Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to travel, lodging and similar items (other than those expenses addressed by section 5.6.2 herein), provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time. The Company’s regular reimbursement procedures and practices and the reasonableness of future travel, lodging and similar items shall be subject to the periodic review and amendment by the Board.

5.6.2 Commuting Expenses. During the Executive’s employment with the Company, the Company shall reimburse the Executive for reasonable costs of housing and transportation in the greater Cleveland area and commercial air travel by the Executive between his home and the Company’s principal offices in Oakwood Village, Ohio, as required by this Agreement and subject to the Company’s travel and related procedures and practices as established by the Board and as in effect from time to time; provided, that in addition to complying with all travel and related policies, the “reasonableness” of all such costs shall be determined by the Board. Notwithstanding anything in this Section 5.6.2 to the contrary, if the Executive voluntarily relocates to Oakwood Village, Ohio or the greater Cleveland, Ohio area at any time during the Executive’s employment with the Company, the Company’s obligations under this Section 5.6.2 shall immediately cease and the Company shall reimburse the Executive for those reasonable expenses associated with relocation that have been approved by the Board.

5.7 Vacation. In addition to statutory holidays, the Executive shall be entitled to four weeks paid vacation each calendar year during the Executive’s employment, accruing ratably each month. The Company also agrees to allow the Executive an additional four week period of time off, at a time of the Executive’s choosing, but scheduled with the best interests of the Company in mind, within 24 months of the Effective Date.

5.8 Withholding. The Company may withhold from the Executive’s compensation all applicable amounts required by law.

6. Termination of Employment.

6.1 General. In the event the Executive’s employment with the Company terminates for any reason (including death or disability), the Company shall pay to the Executive (i) any Base Salary as well as accrued vacation pay, expense reimbursements, compensation and benefits under any Plan, and any and all benefits and other similar amounts, accrued but unpaid as of the date of termination, and (ii) the awarded but unpaid portion, if any, of the Bonuses for any prior year.

6.2 Without Cause or With Good Reason. If the Company terminates the Executive’s employment without Cause (as defined below), or the Executive resigns for Good Reason (as defined below), then, provided that the Executive executes and delivers, and does note revoke, a general release of claims in a form reasonably satisfactory to the Company (i) the Company shall pay an amount equal to twelve months of the Executive’s Base Salary (at the rate in effect at the time of termination), and (ii) the Company shall make payment of a prorated portion of the Performance Bonus to which the Executive would otherwise be entitled, if any, for the calendar year in which Executive’s employment with the Company terminates, pursuant to the payment schedule in the following sentence (collectively, the “Severance Payments”). Base Salary severance payments will be made in equal installments on the days regular payments are made to Company employees. The prorated portion of the Performance Bonus, if any, will be paid on the date that bonus payments are made to current Company employees, or on the regular payroll day that the Company makes the first Base Salary severance payment, whichever is later. Provided that the Executive properly elects COBRA continuation coverage, the Company will reimburse the Executive for the cost of the insurance premiums for such coverage. The Executive will be eligible to receive such reimbursement until the earliest of (i) the twelve-month anniversary of the Executive’s termination, (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. In addition, the Option grant shall provide that if the Company terminates the Executive’s employment without Cause, or the Executive resigns for Good Reason, then the shares underlying the option grant that would otherwise (absent the termination) have vested in the 12 months following the Executive’s termination shall accelerate and become fully-vested as of the date of the Executive’s termination. In no event shall the Executive or the Executive’s estate or beneficiaries be entitled to any of the payments or benefits set forth in this Section 6.2 upon termination of the Executive’s employment by reason of his disability or death.

6.3 Change of Control . The Option grant shall provide that, in the event that a Change of Control (defined below) occurs during the Executive’s employment hereunder and the Executive’s employment is terminated by the Company (or its successor) without Cause or by the Executive for Good Reason at any time three months prior to or eighteen months following such Change of Control, then all Option Shares shall accelerate and become vested and exercisable as of the date of such termination. A “Change of Control” is defined as (i) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or (ii) a merger, consolidation or other similar business combination involving the Company, if, upon completion of such transaction the beneficial owners of voting equity securities of the Company immediately prior to the transaction beneficially own less than fifty percent of the successor entity’s voting equity securities; provided, that “Change of Control” shall not include a transaction where the consideration received or retained by the holders of the then outstanding capital stock of the Company does not consist primarily of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”), or any successor statute and/or (iii) securities for which the Company or any other issuer thereof has agreed, including pursuant to a demand, to file a registration statement within ninety days of completion of the transaction for resale to the public pursuant to the Securities Act.

6.4 Code Section 280G.

6.4.1 in the event it shall be determined that any payment or distribution to the Executive or for the Executive’s benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would constitute a “parachute payment” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit received by the Executive if no such reduction was made. The specific Payments that shall be reduced and the order of such reduction shall be determined so as to achieve the most favorable economic benefit to the Executive, and to the extent economically equivalent, the Payments shall be reduced pro rata, all as determined by the Company in its sole discretion. For purposes of this Section 6.4.1, “net after-tax benefit” shall mean (i) the Payments which the Executive receives or are then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the Payments.

6.4.2 All determinations required to be made under this Section 6.4 shall be made by such nationally recognized accounting firm as may be selected by the Audit Committee of the Board of the Company as constituted immediately prior to the change in control transaction (the “Accounting Firm”), provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code, The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to the Executive and the Company within 15 business days following the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Executive (provided that the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) or the Company. All reasonable fees and expenses of the Accounting Firm in reaching such a determination shall be borne solely by the Company.

7. Related Agreement. The Executive is executing on the date hereof a Confidentiality, Inventions and Non-Interference Agreement (as may be amended from time to time, the “Related Agreement”). It shall be a condition precedent to the Executive’s effective employment under this Agreement that the Executive shall have executed and delivered to the Company the Related Agreement. Executive hereby covenants and agrees to abide by the terms of the Related Agreement at all times.

8. Executive’s Representations, Warranties and Covenants. The Executive represents and warrants that the Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with the Executive’s employment with the Company or the Executive’s or the Company’s rights and obligations hereunder and that the Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Executive is party or any duty owed by the Executive to any other person. The Executive hereby further covenants and agrees that the Executive shall abide by all Company policies, procedures, rules and regulations, including, without limitation, those policies, procedures, rules and regulations set forth in the Company’s Employee Handbook, as may be amended from time to time.

9. Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:

9.1 “Cause” shall mean the Executive’s: (i) dishonesty of a material nature; (ii) theft or embezzlement of Company funds or assets; (iii) conviction of, or guilty or no contest plea, to a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with any governmental body; (iv) noncompliance in any material respect with any laws or regulations, foreign or domestic; (v) violation of any express direction or any rule, regulation or policy established by the Board that is consistent with the terms of this Agreement; (vi) material breach of this Agreement or material breach of the Executive’s fiduciary duties to the Company; (vii) gross incompetence, gross neglect, or gross misconduct in the performance of the Executive’s duties; or (viii) repeated and consistent failure to perform the duties under this Agreement during normal business hours except during vacation periods or absences due to temporary illness. If the Board determines in good faith (if the Executive is a member of the Board at such time he shall not be entitled to participate in such determination) that Cause for termination exists, the Executive shall be given written notice by the Board that provides the factual basis for the determination and the Executive shall have ten business days to respond and to try and cure the condition(s) giving rise to the determination prior to that determination becoming final; provided, however, that this sentence shall not apply to, nor shall the Board be obligated to provide any such cure period for conditions of Cause which by their nature, and as reasonably determined by the Board, are not subject to cure.

9.2 “Good Reason” shall mean, in the context of a resignation by the Executive, a resignation that occurs within thirty days following the Executive’s first having knowledge of any (i) material reduction in the Executive’s Base Salary, (ii) material breach of this Agreement by the Company, or (iii) material diminution of the Executive’s title as Chief Executive Officer or responsibilities as Chief Executive Officer imposed by the Board (other than in response to an event constituting Cause); provided, however, with respect to subclause (1) above, that any reduction of Executive’s Base Salary that is consistent with general reductions in the base salaries of other executives of the Company as part of a plan to avoid insolvency of the Company or manage any financial distress or hardship of the Company shall not be deemed to constitute a material reduction in the Executive’s Base Salary for purposes of this Section 9.2; and provided, further, with respect to subclause (ii) above, that in the case of a material breach, Good Reason shall only exist where the Executive has provided the Company with written notice of the breach and the Company has failed to cure such breach within ten business days of such written notice of breach.

10. Indemnification. During the Executive’s employment with the Company and thereafter, the Company shall indemnify, defend and hold the Executive harmless to the extent and pursuant to: (i) Articles Seventh and Eighth of the Certificate of Incorporation, and (ii) the terms and conditions of a Directors Indemnification Agreement between the Executive and the Company, if any, as the same may be amended or amended and restated from time to time.

11. Waivers and Amendments. The respective rights and obligations of the Company and the Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended and the terms and conditions of this Agreement may be amended only with the written consent of a duly authorized representative of the Company and the Executive. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

12. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns. The Executive may not assign or delegate to any third person the Executive’s obligations under this Agreement. The rights and benefits of the Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

13. Entire Agreement. This Agreement and the Related Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and thereof and supersede in their entirety all other or prior agreements, whether oral or written, with respect thereto.

14. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

ViewRay Incorporated

2 Thermo Fisher Way

Oakwood Village, OH 44146

Attn: Board of Directors

Fax: 1-800-417-3459

with a copy, which shall not constitute notice, to:

Bingham McCutchen

1 Federal Street,

Boston, MA 02110

Attn: Julio E. Vega

Fax: 617.951.8736

If to the Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

15. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

16. Consent to Jurisdiction

(a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN SAN MATEO COUNTY, CALIFORNIA, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION OR AS PROVIDED IN THE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT, OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 14 OF THIS AGREEMENT.

17. Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

18. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

19. Section 409A. This section is intended to help ensure that compensation paid or delivered to you pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A. You bear the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for your services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

19.1 Amounts Payable On Account of Termination. For the purposes determining when amounts otherwise payable on account of your termination of employment will be paid, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment, any amounts payable on account of your termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following your termination of employment shall be paid or provided to you in a lump sum on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

19.2 Reimbursements. Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind benefits to you, as specified under this Agreement, shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code (and, as a result, if there is a maximum dollar amount of expense reimbursement specified in this Agreement, only expenses in the first taxable year in which you could incur eligible expenses shall be eligible for reimbursement, to the limitation specified); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement of taxes, as specified under this Agreement, shall be paid in any event not later than the end of your taxable year next following the taxable year in which you remit the applicable taxes to the appropriate taxing authority.

19.3 Releases. The payment of any amounts otherwise payable to you on account of termination of employment under this Agreement which constitute deferred compensation within the meaning of Section 409A and which are subject (among other conditions, if any) to a release of claims may be delayed at the discretion of the Company for up to ninety (90) days following your termination of employment (without regard to when your release is delivered and becomes irrevocable (an “Effective Release”)). Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if you fail to deliver (or if you revoke) your release you will forfeit and must immediately return such amounts on the Company’s demand.

19.4 Interpretative Rules. In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

20. Severability; Titles and Subtitles; Gender: Singular and Plural; Counterparts; Facsimile.

(a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

[The Following Page is the Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

COMPANY:		EXECUTIVE:

VIEWRAY INCORPORATED

By:	/s/ David P. Bonita	/s/ Christopher A. Raanes
Name:	David P. Bonita
Title:	ViewRay Director	Print Name: Christopher A. Raanes

Date:	January 18, 2013	Date:	January 18, 2013
Address:

EXHIBIT A

PERMITTED ACTIVITIES

1.	Town of Portola Valley Emergency Preparedness Committee

2.	Board of Directors of CPAC (Compact Proton Accelerator Corporation)

EXHIBIT B

CARVE-OUT PLAN

ViewRay Illustrative Liquidation Analysis

($ In millions, except per share)

Scenario:	With CEO Carveout
Transaction Date:	12/31/2015

	Pro Forma for Series D of $26.5 million at $2.086 per share																	OrbiMed Ownership
				Conversion		Amount		Cumulative Dividend				Liquidation								Amount
Capitalization	Shares	% FD		Price		Invested		(%)		($)		Preference						Shares		Invested		% of Series		% FD
Series D		21.04%		$2.085		$25.9		8.0%		$6.1												27.26%		5.74%
Series C	18,616,261	31.57%		$2.086		$33.8		8.6%		$13.9										$10.7		27.48%		8.67%
Series B-1	15,404,727	26.12%				$25.3		8.0%		$14.9										$7.0		27.69%		7.23%
Series A		0.88%				$3.0		NA										—
Common		3.60%				—		NA				—
Option Pool		12.00%
CEO Options		5.00%				—		NA				—

Total	58,977,198	100.00%				$93.0				$34.9								12,764,201		$24.7				21.64%

Illustrative Transaction Value ($mm)		$100.0		$125.0		$150.0		$175.0		$200.0		$225.0		$250.0		$275.0		$300.0		$325.0		$350.0		$375.0		$400.0		$425.0		$450.0		$475.0		500.0

Price Per Share		$1.70		$2.12		$2.57		$3.02		$3.49		$3.97		$4.45		$4.91		$5.35		$5.80		$6.25		$6.69		$7.14		$7.59		$8.03		$8.48		$8.92
Management Carveout of CEO Options % of CEO options carved out		0.0%		0.0%		17.2%		36.8%		55.3%		75.9%		95.4%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%
CEO Option pool [% Transaction Value]		0.00%		0.00%		0.86%		1.84%		2.82%		3.79%		4.77%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%
CEO Carve Out ($)		$0.0		$0.0		$1.3		$3.2		$5.6		$8.5		$11.9				$15.0		$16.3		$17.5		$18.8		$20.0		$21.3		$22.5		$23.8		$25.0
Residual to Shareholders, Post Carve Out		$100.0		$125.0		$148.7		$171.8		$194.4		$216.5		$233.1		$261.2		$285.0		$308.7		$332.5		$356.2		$380.0		$403.7		$427.5		$451.2		$475.0
Fully Diluted Share Count
Series D		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4		12.4
Series C		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6		18.6
Series B-1		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4		15.4
Series A		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4		0.4
Common		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1		2.1
Option Pool		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1		7.1
CEO Options		2.9		2.9		2.4		2.4		1.3		0.7		0.1		—		—		—		—		—		—		—		—		—		—
Total		59.0		59.0		58.5		57.9		57.3		55.7		56.2		56.0		56.0		56.0		56.0		56.0		56.0		56.0		56.0		56.0		56.0
Fully Diluted % Ownership
Series D		21.0%		21.0%		21.2%		21.4%		21.7%		21.9%		22.1%		22.1%		22.1%		22.1%		22.1%		22.1%		22.1%		22.1%		22.1%		22.1%		22.1%
Series C		31.6%		31.6%		31.8%		32.2%		32.5%		32.8%		33.1%		33.2%		33.2%		33.2%		33.2%		33.2%		33.2%		33.2%		33.2%		33.2%		33.2%
Series B-1		26.1%		26.1%		26.3%		26.6%		26.9%		27.1%		27.4%		27.5%		27.5%		27.5%		27.5%		27.5%		27.5%		27.5%		27.5%		27.5%		27.5%
Series A		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%		0.7%
Common		3.6%		3.6%		3.6%		3.7%		3.7%		3.7%		3.8%		3.8%		3.8%		3.8%		3.8%		3.8%		3.8%		3.8%		3.8%		3.8%		3.8%
Option Pool		12.0%		12.0%		12.1%		12.2%		12.3%		12.5%		12.6%		12.6%		12.6%		12.6%		12.6%		12.6%		12.6%		12.6%		12.6%		12.6%		12.6%
CEO Options		5.0%		5.0%		4.2%		3.2%		2.2%		1.3%		0.2%		0.0%		0.0%		0.0%		0.0%		0.0%		0.0%		0.0%		0.0%		0.0%		0.0%
Total		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%		100.0%
Liquidation Preference
Series D		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0		32.0
Series C		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7		52.7
Series B-1		15.3		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2		40.2
Series A		—		0.1		3.0		3.0		3.0		3.0		3.0		3.0		3.0		3.0		3.0		3.0		3.0		3.0		3.0		3.0		3.0
Total		100.0		125.0		127.9		127.9		127.9		127.9		127.9		127.9		127.9		127.9		127.9		127.9		127.9		127.9		127.9		127.9		127.9
Residual, Post Preferences		—		—		20.8		43.8		66.4		88.5		110.1		133.3		157.1		180.8		204.6		228.3		252.1		275.8		299.6		323.3		347.1
Participation		—		—
Series D		—		—		4.4		9.4		14.4		19.4		24.3		29.5		34.8		40.0		45.3		50.6		55.8		61.1		66.3		71.6		76.9
Series C		—		—		6.6		14.1		21.6		29.0		36.5		44.3		52.2		60.1		68.0		75.9		83.7		91.6		99.5		107.4		115.3
Series B-1		—		—		5.5		11.7		17.9		24.0		30.2		36.7		43.2		49.7		55.2		62.8		69.3		75.8		82.4		88.9		95.4
Series A		—		—		0.1		0.3		0.5		0.6		0.8		0.9		1.1		1.3		1.5		1.6		1.8		2.0		2.1		2.3		2.5
Common		—		—		0.8		1.6		2.5		3.3		4.2		5.1		6.0		6.9		7.8		8.7		9.5		10.4		11.3		12.2		13.1
Option Pool		—		—		2.5		5.4		8.2		11.0		13.9		16.8		19.8		22.8		25.8		28.8		31.8		34.8		37.8		40.8		43.8
CEO Options		—		—		0.9		1.4		1.5		1.1		0.3		—		—		—		—		—		—		—		—		—		—

Total		—		—		20.8		43.8		66.4		88.5		110.1		133.3		157.1		180.8		204.6		228.3		252.1		275.8		299.6		323.3		347.1
Total Proceeds
Series D		32.0		32.0		36.4		41.4		46.4		51.4		56.3		61.5		66.8		72.1		77.3		82.6		87.8		93.1		98.4		103.6		108.9
Series C		52.7		52.7		59.3		66.8		74.3		81.8		89.2		97.0		104.9		112.8		120.7		128.6		136.5		144.3		152.2		160.1		168.0
Series B-1		15.3		40.2		45.7		51.9		58.1		64.2		70.4		76.9		83.4		89.9		96.4		103.0		109.5		116.0		122.6		129.1		135.6
Series A		—		0.1		3.2		3.3		3.5		3.7		3.8		4.0		4.1		4.3		4.5		4.7		4.8		5.0		5.2		5.3		5.5
Common		—		—		0.8		1.6		2.5		3.3		4.2		5.1		6.0		6.9		7.8		8.7		9.5		10.4		11.3		12.2		13.1
Option Pool		—		—		2.5		5.4		8.2		11.0		13.9		16.8		19.8		22.8		25.8		28.8		31.8		34.8		37.8		40.8		43.8
CEO Options		—		—		2.2		4.6		7.1		9.6		12.2		13.8		15.0		16.3		17.5		18.8		20.0		21.3		22.5		23.8		25.0

Total		100.0		125.0		150.0		175.0		200.0		225.0		250.0		275.0		300.0		325.0		350.0		375.0		400.0		425.0		450.0		475.0		500.0
Return Multiple
Series D		1.2	x	1.2	x	1.4	x	1.6	x	1.8	x	2.0	x	2.2	x	2.4	x	2.6	x	2.8	x	3.0	x	3.2	x	3.4	x	3.6	x	3.8	x	4.0	x	4.2	x
Series C		1.4	x	1.4	x	1.5	x	1.7	x	1.9	x	2.1	x	2.3	x	2.5	x	2.7	x	2.9	x	3.1	x	3.3	x	3.5	x	3.7	x	3.9	x	4.1	x	4.3	x
Series B-1		0.6	x	1.6	x	1.8	x	2.1	x	2.3	x	2.5	x	2.8	x	3.0	x	3.3	x	3.6	x	3.8	x	4.1	x	4.3	x	4.6	x	4.8	x	5.1	x	5.4	x
Series A		0.0	x	0.0	x	1.0	x	1.1	x	1.2	x	1.2	x	1.3	x	1.3	x	1.4	x	1.4	x	1.5	x	1.5	x	1.6	x	1.6	x	1.7	x	1.8	x	1.8	x
Proceeds Per Share
Series D		$2.58		$2.58		$2.93		$3.34		$3.74		$4.14		$4.54		$4.96		$5.33		$5.81		$6.23		$5.65		$7.08		$7.50		$7.93		$8.35		$8.77
Series C		$2.83		$2.83		$3.19		$3.59		$3.99		$4.39		$4.79		$5.21		$5.63		$6.06		$6.48		$6.91		$7.33		$7.75		$8.18		$8.60		$9.03
Series B-1		$0.99		$2.61		$2.97		$3.37		$3.77		$4.17		$4.57		$4.99		$5.41		$5.84		$6.26		$6.68		$7.11		$7.53		$7.96		$8.38		$8.80
Series A		$0.00				$7.96		$8.36		$8.76		$9.16						$10.40		$10.83		$11.25		$11.67		$12.10		$12.52		$12.95		$13.37		$13.79
Common		$0.00		$0.00				$0.76		$1.16								$2.80		$3.23		$3.65		$4.07		$4.50		$4.92		$5.35		$5.77		$6.19
Option Pool		$0.00		$0.00				$0.76		$1.16								$2.80		$3.23		$3.65		$4.07		$4.50		$4.92		$5.35		$5.77		$6.19
CEO Options		$0.00		$0.00		$0.73		$1.57		$2.42		$3.27		$4.13		$4.66		$5.09		$5.51		$5.93				$6.78		$7.21		$7.63		$8.05
CEO % of Total Proceeds		0.00%		0.00%		1.44%		2.65%		3.56%		4.29%				5.00%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%		5.00%